EX-99.B(p)(18)

Matrix Asset Advisors, Inc.	747 Third Avenue	Tel. (212) 486-2004
	New York, NY 10017	Fax (212) 486-1822

CODE OF ETHICS

POLICY ON PERSONAL SECURITIES TRANSACTIONS

AND

INSIDER TRADING

•	Be ethical

•	Act Professionally

•	Improve competency

•	Exercise Independent Judgment

Version 8.04

Matrix Asset Advisors, Inc. Code of Ethics 8.04	2

TABLE OF CONTENTS

I INTRODUCTION	3

I.1 CODE OF ETHICS	3
I.2 “ADVISORY REPRESENTATIVES”	4
I.3 “BENEFICIAL OWNERSHIP”	5

II PENALTIES	6

II.1 VIOLATIONS OF THE CODE	6
II.2 PENALTIES	7
II.3 DISMISSAL AND/OR REFERRAL TO AUTHORITIES	8

III EMPLOYEE TRADE PROCEDURES	9

III.1 PRE-CLEARANCE	9
III.2 TRADE REPORTS	10
III.3 POST-REVIEW	11
III.4 PRE-CLEARANCE AND REPORTING REQUIREMENTS	12
III.5 CONFIDENTIALITY	12
III.6 ACKNOWLEDGMENT OF BROKERAGE ACCOUNTS	12
III.7 INITIAL AND ANNUAL HOLDINGS REPORT	12

IV RESTRICTIONS	13

IV.1 RESTRICTED SECURITIES	13
IV.2 SHORT-TERM TRADING PROFITS (60-DAY TRADING RULE)	14
IV.3 BLACKOUT PERIODS	14
IV.4 INSIDER TRADING	15
IV.5 MARKET TIMING	15
IV.6 INDEPENDENT RESEARCH	16
IV.7 GIFTS AND HOSPITALITY	16
IV.8 DIRECTORSHIPS AND OTHER OUTSIDE EMPLOYMENT	16
IV.9 PURCHASE AND SALES OF MUTUAL FUNDS ADVISED AND SUB-ADVISED BY MAA	16

V REGULATORY REQUIREMENTS	17

V.1 INVESTMENT ADVISERS ACT OF 1940 AND INVESTMENT COMPANY ACT OF 1940	17
V.2 REGULATORY CENSURES	17

VI ACKNOWLEDGMENT AND CERTIFICATION	18

APPENDIX A-FOR ADVISORY PERSONS	19

August 2004

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I INTRODUCTION

I.1 Code Of Ethics

Matrix Asset Advisors, Inc. (MAA), as a registered investment adviser, has an obligation to maintain a policy governing personal securities transactions and insider trading by its officers and employees. This Code of Ethics and Policy on Personal Securities Transactions and Insider Trading (“Code”) is adopted under Rule 17j-1 of the Investment Company Act and Section 204A of the Investment Advisers Act. This Code outlines the policies and procedures for such activities based on the recognition that a fiduciary relationship exists between MAA and its clients. All references in this Code to employees, officers, directors, accounts, departments and clients refer to those of MAA.

In addition to this Code, please refer to the policies outlined in the Handbook for MAA Team Members and the MAA policy of adhering to the AIMR (Association for Investment Management and Research) Code of Ethics and Standards of Professional Conduct.

Acknowledgment of, and compliance with, this Code is a condition of employment.

As an employee, you must –

•      Be ethical

•      Act professionally

•      Improve competency

•      Exercise independent judgment

To avoid conflicts of interest, MAA employees, officers, and directors are required to disclose a Compliance Officer all pertinent information related to brokerage accounts, outside business activities, and other Code related information.

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I.2 “Advisory Representatives”

Advisory Representatives

For the purposes of this Code, MAA defines “advisory representative” as any director, officer or employee who in connection with his or her regular functions or duties –

•      makes, participates in, or obtains information regarding the purchase or sale of a security for an advisory client or

•      whose functions are related to the making of any recommendations with regard to such purchases or sales.

Because an employee may at some time access or obtain investment information, MAA designates all employees (including independent contractors, if deemed appropriate) as “Advisory Representatives,” and subject as a result to the policies and procedures of the Code. The list of advisory personnel will be updated each quarter.

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I.3 “Beneficial Ownership”

Personal securities transaction reports must include all accounts in which you have a beneficial interest and over which you exert direct or indirect control, including –

•      accounts of immediate family members in the same household; and

•      any other account, including but not limited to those of relatives and friends, over which you exercise investment discretion.

Direct and indirect control and beneficial interest may be further construed to include accounts for which an Advisory Representative is sole owner, joint owner, trustee, co-trustee, or attorney-in-fact.

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II PENALTIES

II.1 Violations of the Code	The firm’s Compliance Officer will report violations of the Code monthly to the President. Each Advisory Representative must immediately report to the Compliance Officer any known or reasonably suspected violations of this Code of which he or she becomes aware.

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II.2 Penalties

Penalties for violation of this Code may be imposed on Advisory Representatives as follows:

•      Minor Offenses –

•      First minor offense – Verbal warning;

•      Second minor offense – Written notice;

•      Third minor offense – $1,000.00 fine to be donated to the advisory representative’s charity of choice*.

Minor offenses include the following: failure or late submissions of monthly trade reports and signed acknowledgments of Code of Ethics forms and certifications, failure to request trade pre-clearance, and conflicting pre-clear request dates versus actual trade dates.

•      Substantive Offenses –

•      First substantive offense – Written notice;

•      Second substantive offense – $1,000 or disgorgement of profits (whichever is greater) to be donated to the advisory representative’s charity of choice*;

•      Third substantive offense – $5000 fine or disgorgement of profits (whichever is greater) to be donated to the advisory representative’s charity of choice* or termination of employment and/or referral to authorities.

Substantive offenses include the following: unauthorized purchase/sale of restricted securities outlined in the Code, violations of blackouts and short-term trading for profit (60-day rule).

The number of offenses is determined by the cumulative count over a 12 month period.

•      Serious Offenses –

A Fund Manager trading with insider information and/or “front running” a client or fund that he/she manages is considered a “serious offense”. MAA will take appropriate steps that may include termination of employment and referral to governmental authorities for prosecution.

MAA may deviate from the penalties listed in the Code where senior management determines that a more or less severe penalty is appropriate based on the specific circumstances of that case. Any deviations from the penalties listed in the Code, and the reasons for such deviations, will be documented and maintained in the Code of Ethics files.

*	The fines will be made payable to the Advisory Representative’s charity of choice (reasonably acceptable to MAA) and turned over to MAA, which in turn will mail the donation check on behalf of the Advisory Representative.

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II.3 Dismissal and/or Referral to Authorities	Repeated violations of the Code may result in dismissal. In addition, a single flagrant violation, such as fraud or insider trading, will result in immediate dismissal and referral to authorities.

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III EMPLOYEE TRADE PROCEDURES

III.1 Pre-clearance

•      All Advisory Representatives in the firm must pre-clear personal securities transactions as specified in Section III.4.

•      All pre-clearance requests (requests for prior approval) must be submitted to a Compliance Officer. It is the responsibility of the Advisory Representative to ensure that a Compliance Officer receives pre-clearance requests.

•      At a minimum, indicate the following information on your pre-clearance request –

(a)    Transaction Type: BUY or SELL

(b)    Security Name(include coupon rate and maturity date for fixed income securities) and Ticker or CUSIP

(c)    Security Type: Common Stock, Options, or Bonds

•      Requests may be submitted from 9:00 am (Eastern) until an hour before the market closes for the day. Responses will be made as soon as feasible.

•      Pre-cleared trades are valid for same day trades only. No exceptions.

•      Pre-clearance does not preclude the possibility of a potential conflict appearing after the execution of an employee trade. Trades will be screened for blackout violations and other conflicts, but month end review of each personal trade will reveal a conflict occurring after the trade is executed.

•      It is the responsibility of each Advisory Representative to ensure that the report has been received by a Compliance Officer.

Certain personal securities transactions should be reported whether pre-cleared or not (See Section III.5 for details).

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III.2 Trade Reports

•      Monthly Trade Reports which list personal securities transactions for the month must be submitted by Advisory Representatives no later than the 10th day after the end of each calendar month. If the 10th day falls on a weekend or a holiday, the report is due the business day immediately preceding this deadline.

•      Monthly Trade Reports must be submitted using the Monthly Trade Report form to a Compliance Officer. If there are no activities for the month, a report indicating such is still required to be submitted.

•      MAA requires duplicate copies of trades confirms and monthly brokerage account statements to be forwarded to a Compliance Officer. If your broker is unable to directly send duplicate copies, please inform Compliance in writing. When opening or closing brokerage accounts, please notify a Compliance Officer when submitting the monthly trade report.

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III.3 Post-review

MAA Compliance will match any broker confirms/statements received to pre-clearance requests. Discrepancies will be documented and may be subject to censures, as outlined in the PENALTIES section of this Code.

Advisory Representative transactions will also be screened for the following:

•      Same day trades: Transaction occurring on the same day as the purchase or sale of the same security in a managed account.

•      7-day Blackout period: Transaction up to and including seven calendar days before and after the purchase and/or sale of the same security in a managed account as described in Sec IV.3 of the Code (other non-listed securities).

•      Short-term trading profits: Purchase/Sale, or vice versa, occurring within 60 days in the same security resulting in net profit. Advisory representatives are responsible for ensuring that the 60-day rule is observed when sale requests are made for securities previously purchased, or vice versa.

•      Other potential conflicts: Certain transactions may also be deemed in conflict with the Code and will warrant additional review, depending on the facts and circumstances of the transaction.

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III.4 Pre-Clearance and Reporting Requirements	The table below indicates pre-clearance and reporting requirements. Requirements for all other security type transactions must be checked with Compliance.
	Security Type	Pre-Clearance	Monthly Reporting
	Equity transactions (1)	Yes	Yes
	Fixed Inc transactions	Yes	Yes
	MF advised and sub-advised by MAA	Yes	Yes
	Exchge traded index fd	Yes	Yes
	US Tsy/Agencies	Yes	Yes
	Short term/cash equiv.	No	No
	SPP/DRIPs-auto purch (2)	No	No
	Employee 401K-auto purchases (4)	No	Yes

(1)    Including Listed options.

(2)    Sales of stocks from SPP or DRIPs: Please notify MAA Compliance in writing of the sale and include transactions in your quarterly reports.

(3)    Reporting excludes money market funds.

(4)    Requires only reporting changes in investment options.

III.5 Confidentiality	All reports of personal securities transactions, holdings and any other information filed pursuant to this Code will be kept CONFIDENTIAL, provided, however that such information is also subject to review by appropriate MAA personnel (Compliance and/or Senior Management) and legal counsel. Such information may also be provided to the Securities and Exchange Commission (“SEC”) or other government authority when properly requested or under court order.

III.6 Acknowledgment of Brokerage Accounts	All Advisory Representatives are required to submit a list of all brokerage accounts as required by the Code at the time of hire. In addition, Advisory Representatives are responsible for ensuring that any new or closed accounts are communicated to Compliance monthly when submitting the monthly trading report.

III.7 Initial and Annual Holdings Report	All Advisory Representatives are required to report all activity in brokerage accounts and a statement of holdings (subject to Code requirements) within 10 days of employment and annually. A broker statement will suffice in lieu of a separate initial or annual holdings report. The Advisory Representative is responsible for ensuring that Compliance receives duplicate copies of statements and/or confirms if those are sent directly by the brokers.

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IV RESTRICTIONS

The following are MAA’s restrictions on personal trading:

IV. 1 Restricted Securities

SECURITY TYPE	PURCHASE	SALE
A. All Exchange-listed Stocks and Options and NASDAQ National Market Traded Equity Securities	PERMITTED Subject to one-day blackout during execution of client trades. Must pre-clear.	PERMITTED, subject to the following: • One-day blackout during execution of client trades. Must pre-clear.

B. Other Non-Exchange-listed Equity Securities	PERMITTED Subject to pre-clearance requirements.	PERMITTED, subject to the following: • Seven-day blackout during execution of client trades. Pre-clearance requirements.

C. Fixed-Income Securities Excluding Money-Market Instruments	PERMITTED Subject to pre-clearance requirements	PERMITTED, subject to the following: • Pre-clearance requirements.

D. Mutual Funds Advised and Sub-Advised by MAA	PERMITTED • Subject to pre-clearance requirements	PERMITTED, subject to the following: • Pre-clearance requirements.

E. Automatic investment programs or direct stock purchase plans	PERMITTED • Subject to Code of Ethics reporting requirements	PERMITTED • Subject to Code of Ethics reporting requirements

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IV.2 Short-Term Trading Profits (60-Day Trading Rule)

The purchase and sale, and the short-sale and purchase, of the same security (or equivalent) within 60 calendar days and at a profit is PROHIBITED.

•      This restriction applies without regard to tax lot considerations;

•      Exercised options are not restricted, however, purchases and sales of options occurring within 60 days resulting in profits are PROHIBITED;

•      Exceptions require advance written approval from the firm’s Chief Compliance Officer (or designee).

Profits from any sale before the 60-day period expires may require disgorgement. Please refer to “Penalties”, section II of this Code, for additional details.

IV.3 Blackout Periods

For Exchange-listed stocks and options, NASDAQ National Market traded securities and Fixed-income securities, a one-day firm-wide blackout will apply if the issue is being traded on behalf of a client at the time the pre-clear request is made.

All other non-listed issues are subject to a seven-day firm-wide blackout period.

Blackout periods apply to both buy and sell transactions.

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IV.4 Insider Trading

MAA considers information material if there is a substantial likelihood that a reasonable shareholder would consider it important in deciding how to act. Information is considered non-public when it has not been disseminated in a manner making it available to investors generally. Information becomes public once it is publicly disseminated; limited disclosure does not make the information public (e.g., disclosure by an insider to a select group of persons).

MAA generally defines insider trading as the buying or selling of a security, in breach of fiduciary duty or other relationship of trust and confidence, while in possession of material, non-public information. Insider trading is a violation of federal securities laws, punishable by a maximum prison term of 10 years and fines of up to $1 million for the individual and $2.5 million for the firm.

Tipping of material, non-public information is PROHIBITED. An Advisory Representative cannot trade, either personally or on behalf of others, while in possession of such information.

Front-running/scalping involves trading on the basis of non-public information regarding impending market transactions.

•      Trading ahead of, or “front-running,” a client or MAA advised or sub-advised mutual fund order in the same security; or

•      Taking a position in stock index futures or options contracts prior to buying or selling a block of securities for a client or advised or sub-advised mutual fund account (i.e., self-front running).

Scalping occurs when an Advisory Representative purchases shares of a security for his/her own account shortly before recommending or buying that security for long-term investment to a client and then immediately selling the shares at profit upon the rise in the market price following the recommendation.

IV.5 Market Timing	Matrix Asset Advisors, Inc. prohibits late trading and does not engage in market timing when trading in mutual fund shares on behalf of its clients.

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IV.6 Independent Research

MAA research analysts perform independent credit analysis of issuers and submit the approved issuers to the Investment Committee and Chief investment Officer for approval.

Compensation of the research analysts is not tied to credit analysis performed.

IV.7 Gifts and Hospitality	MAA does not allow employees to accept excessive gifts and hospitality. Any gift or hospitality in excess of $250 must be reported to the Chief Compliance Officer.

IV.8 Directorships and Other Outside Employment	MAA prohibits employees to assume directorships for for-profit organizations, public or private companies or to secure other outside employment except where express approval is received from the Chief Compliance Officer.

IV. 9 Purchases and Sales of Mutual Funds Advised and Sub-Advised By MAA

MAA requires pre-clearance of all transactions in mutual funds advised and sub-advised by MAA. Monthly reporting of purchases and sales of such mutual funds is also required.

Mutual Fund Holdings

Advisory Representatives are required to report holdings in mutual funds advised and sub-advised by MAA.

Mutual Fund Transactions

Transactions in MAA advised and sub-advised mutual funds are required to be pre-cleared. On a monthly basis, Advisory Representatives are required to report any purchases or sales of MAA advised and sub-advised mutual funds.

Employee 401K Plans

Advisory Representatives are required to report investment option changes for MAA advised and sub-advised mutual funds for their 401K plans.

90 Days Holding Period

Advisory Representatives are required to hold shares in MAA advised and sub-advised mutual funds for 90 days as outlined in MAA’s Employee Trading Policy and Procedures.

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V REGULATORY REQUIREMENTS

V.1 Investment Advisers Act of 1940 and Investment Company Act of 1940	The SEC considers it a violation of general antifraud provisions of federal securities laws whenever an adviser, such as MAA, engages in fraudulent, deceptive or manipulative conduct. As a fiduciary to client assets, MAA cannot engage in activities which would result in conflicts of interests (for example, “front-running,” scalping, or favoring proprietary accounts over those of the clients’).

V.2 Regulatory Censures

The SEC can censure, place limitations on the activities, functions, or operations of, suspend for a period not exceeding twelve months, or revoke the registration of any investment adviser based on a:

•      Failure reasonably to supervise, with a view to preventing violations of the provisions of the federal securities laws, an employee or a supervised person who commits such a violation.

•      However, no supervisor or manager shall be deemed to have failed reasonably to supervise any person, if

(a)    there have been established procedures, and a system for applying such procedures, which would reasonably be expected to prevent and detect, insofar as practicable, any such violation by such other person and

(b)    such supervisor or manager has reasonably discharged the duties and obligations incumbent upon him/her by reason of such procedures and systems without reasonable cause to believe that such procedures and system were not being complied with.

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VI ACKNOWLEDGEMENT AND CERTIFICATION

I certify that I have received, read, understood and recognize that I am subject to Matrix Asset Advisors, Inc.’s Code of Ethics and Policy on Personal Securities Transactions and Insider Trading. This Code is in addition to MAA’s policy on adhering to the AIMR (Association for Investment Management and Research) Code of Ethics and Standards of Professional Conduct, as outlined in the MAA Employee Handbook.

In addition to certifying that I will provide complete and accurate reporting as required by the Code and have complied with all requirements of the Matrix Asset Advisors, Inc. Code, I certify that I will not:

•	Execute any prohibited purchases and/or sales, directly or indirectly, that are outside those permissible by the Code;

•	Employ any device, scheme or artifice to defraud Matrix Asset Advisors, Inc., or any company;

•	Engage in any act, practice or course of business which operates or would operate as a fraud or deceit upon Matrix Asset Advisors, Inc. or any company;

•	Make any untrue statement of a material fact, or omit to state a material fact necessary in order to make the statements, in light of the circumstances under which they are made, not misleading;

•	Engage in any manipulative practice with respect to Matrix Asset Advisors, Inc. or any company;

•	Trade on inside information;

•	Trade ahead of or front-run any transactions for MAA managed accounts;

•	Trade without obtaining the necessary pre-clearance.

I understand that it is a violation of the Code to fail to submit a record of my personal securities transactions within 10 calendar days of month-end.

I understand that, as an employee of Matrix Asset Advisors, Inc., it is my responsibility to submit a list of all brokerage accounts in which I have beneficial ownership or interest and control (as defined in the Code). Additionally, I will notify Matrix Asset Advisors, Inc. Compliance upon opening or closing brokerage accounts monthly.

Any exceptions, where applicable, are noted as follows:

Signature	Date

NAME (Print)

The Acknowledgment and Certification form is due 10 days from date of receipt. Signed copies must be submitted to a Compliance Officer.

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APPENDIX A- FOR ADVISORY REPRESENTATIVES

CODE SECTION	HOW APPLIED	HOW ADMINISTERED
Penalties	Penalties will be assessed as described in the policy if Access Persons violated the applicable sections of the Code.	A Compliance Officer will apply and report penalties as applicable.

Trade Reports	Trade reports will be required each quarter for all personal securities trading as defined in the Code.	A Compliance Officer will collect trade reports for Advisory Representatives.

Post Review	Trades will be reviewed to assure that all reports were submitted timely and to ascertain any improprieties.	A Compliance Officer will conduct post review of trade reports.

Acknowledgement of Brokerage Accounts	Advisory Representatives are required to notify a Compliance Officer if they have opened or closed a brokerage account when submitting a monthly trade report.	A Compliance Officer will collect and review monthly trade reports to determine if any brokerage accounts have been opened or closed for Advisory Representatives.

Initial and Annual Holdings Report	Initial reports will be required at hire and annual holdings at each year-end for all Advisory Representatives. Broker statements may be used to satisfy these requirements.	A Compliance Officer will collect and review initial and annual holdings reports for Advisory Representatives.

Insider Trading Restrictions	Insider trading restrictions will apply as described in the Code.	Trade reviews described above seek to identify any cases of insider trading.

August 2004